UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 9, 2020

Blox, Inc.

(Exact Name of Registrant as Specified in Charter)

Nevada	000-53565	20-8530914
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5th Floor, 1177 Avenue of Americas, New York, NY 10036

(Address of Principal Executive Offices) (Zip Code)

(604)-314-9293

Registrant’s telephone number, including area code

(Former Name or Former Address

if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares	BLXX	OTC US

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement

Item 8.01 Other Items

On June 8, 2020, Blox, Inc. (“we”, “us”, “our”, the “Company”) entered into a securities purchase agreement with Power Up Lending Group Ltd. (“Power Up”).   The agreement was first disclosed in the Company’s current report on Form 8-K filed on June 8, 2020. Pursuant to the terms of the agreement, in consideration of $68,000, the Company issued to Power Up a convertible promissory note (the “Power Up Note”) in the aggregate principal amount of $74,800.   The Power Up Note was to become due and payable 12 months following the issue date and bore interest at the rate of 8% per annum before maturity and 22% per annum after maturity.  The holder could, at its option, beginning December 5, 2020 and until payment of all outstanding principal and interest, convert all or any portion of the Power Up Note into shares of the Company’s common stock at the price that is a 25% discount to the lowest trading prices during the 20 consecutive trading days prior to the conversion date.

Effective October 9, 2020 the Company has entered into an arrangement with its shareholder, Waratah Investments Limited, to prepay and extinguish the Power Up Note prior to maturity. The aggregate amount of the prepayment, which includes accrued interest and a 20% prepayment penalty, is $92,040.12.

In consideration of the financing provided by Waratah, the Company will issue to Waratah a convertible promissory note in the amount of $92,040.12. The new note will bear interest at 8% per annum, mature on October 9, 2021, and will be convertible before and after maturity into common shares of the Company at a rate that is a twenty-five percent (25%) discount to the lowest trading price of the common shares during the twenty (20) day period ending on the last complete trading day prior to the applicable conversion date. The new note will not be subject to default interest.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 9, 2020

Blox, Inc.

/s/ Ronald Renee
Ronald Renne
Chairman